Exhibit 10.54

SPHERE 3D CORP.
2015 PERFORMANCE INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) dated as of December 18, 2017 by and between Sphere 3D Corp., a corporation incorporated under the laws of the Province of Ontario (the “Corporation”), and [NAME] (the “Grantee”) evidences the award (the “Award”) granted by the Corporation to the Grantee as to the number of the Corporation’s stock units (“Stock Units”) first set forth below.

Number of Stock Units: 1 [NUMBER]    Award Date: December 18, 2017
Vesting Commencement Date: December 18, 2017
Vesting1 Subject to Section 6 below, the Stock Units subject to the Award will vest in six (6) equal installments, with the first installment vesting six (6) months after the Vesting Commencement Date and an additional installment vesting at the end of each six-month period thereafter:

The Award is granted under the Sphere 3D Corp. 2015 Performance Incentive Plan (including the Canadian Residents Addendum thereto, if applicable), as amended from time to time (the “Plan”), and subject to the Terms and Conditions of Restricted Stock Units (the “Terms”) attached to this Agreement (incorporated herein by this reference) and to the Plan. The Award has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. Capitalized terms are defined in the Plan if not defined herein. The parties agree to the terms of the Award set forth herein. The Grantee acknowledges receipt of a copy of the Terms, the Plan and the Prospectus for the Plan.
As used herein, the term “stock unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding Common Share of the Corporation (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Grantee if such Stock Units vest pursuant to the terms hereof. The Stock Units shall not be treated as property or as a trust fund of any kind.

“GRANTEE” _____________________________________ Signature Print Name	SPHERE 3D CORP. a corporation incorporated under the laws of the Province of Ontario By:__________________________________ Print Name: Title:
Subject to adjustment under Section 7.1 of the Plan.

SPHERE 3D CORP.
2015 PERFORMANCE INCENTIVE PLAN
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
1.Vesting. Subject to Section 6 below, the Award shall vest and become nonforfeitable as set forth on the cover page of this Agreement.
2.    Continuance of Employment/Service. The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 6 below or under the Plan.
Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Grantee’s status as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation or benefits. Nothing in this Agreement, however, is intended to adversely affect any independent contractual right of the Grantee without his or her consent thereto.
3.    No Dividend and Voting Rights. The Grantee shall have no rights as a shareholder of the Corporation, no dividend rights and no voting rights, with respect to the Stock Units and any Common Shares underlying or issuable in respect of such Stock Units until such Common Shares are actually issued to and held of record by the Grantee. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of such shares.
4.    Restrictions on Transfer. Except as provided in Section 5.7 of the Plan, neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.
5.    Timing and Manner of Payment of Stock Units. Each Stock Unit that becomes vested pursuant to the terms hereof (the date of such vesting, the “Vesting Date” of such Stock Unit) will be paid on or as soon as practicable after the Vesting Date (and in all events within two and one-half months following the Vesting Date). In payment of the Stock Units, the Corporation shall deliver to the Grantee a number of Common Shares (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion, and such shares to be issued from treasury if and to the extent required by the Canadian Residents Addendum to the Plan) equal to the number of Stock Units subject to this Award that vest on the applicable Vesting Date, unless such Stock Units terminate prior to the given Vesting Date pursuant to Section 6. The Corporation’s obligation to deliver Common Shares or otherwise make payment with respect to vested Stock Units is subject to the condition precedent that the Grantee or other person entitled under the Plan to receive any shares with respect to the vested Stock Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Grantee shall have no further rights with respect to any Stock Units that are paid or that terminate pursuant to Section 6.

6.    Effect of Termination of Employment or Service; Change in Control Event.
(a)    General. Except as provided in Section 6(b) below, the Grantee’s Stock Units shall terminate to the extent such units have not become vested prior to the Grantee’s Termination Date (as defined below). If any unvested Stock Units are terminated hereunder, such Stock Units shall automatically terminate and be cancelled as of the Termination Date without payment of any consideration by the Corporation and without any other action by the Grantee, or the Grantee’s beneficiary or personal representative, as the case may be. For these purposes, “Termination Date” means the Grantee’s last day of actual and active employment or service with the Corporation or any of its Subsidiaries.  For greater certainty, no period of notice of termination, if any, or payment in lieu of notice that is given or ought to have been given pursuant to the Grantee’s applicable employment agreement, contract for service or at law that follows or is in respect of a period after the last date of actual and active employment will be considered as extending Grantee’s period of employment or services for purposes of determining the Grantee’s entitlement under the Award.
(b)    Acceleration Upon Certain Events.
(1)    Notwithstanding Section 6(a), if either (i) a Change in Control Event occurs and the Grantee’s employment or service with the Corporation or one of its Subsidiaries continues through the date of the Change in Control Event or (ii) prior to a Change in Control Event, the Grantee’s employment or service with the Corporation or one of its Subsidiaries terminates due to (x) the Grantee’s Disability or death, (y) a termination by the Corporation or such Subsidiary without Cause or (z) a termination by the Grantee for Good Reason, the Stock Units, to the extent then outstanding and unvested, shall vest in full upon the date of the Change in Control Event or the Grantee’s Termination Date, as applicable.
(2)    Notwithstanding any other provision herein or in the Plan, as a condition precedent to any acceleration of vesting pursuant to Section 6(b)(1), the Grantee shall provide the Corporation with a valid, executed general release agreement in the form attached to any employment, severance, retention or similar agreement the Grantee may have with the Corporation or any of its Subsidiaries in effect on the Award Date (or, if there is no such agreement or no such form of release attached thereto, in a form acceptable to the Corporation), and such release shall have not been revoked pursuant to any revocation rights afforded by applicable law. The Corporation shall provide the final form of release agreement to the Grantee not later than seven (7) days following the date of the event that triggers such accelerated vesting of the Stock Units, and the Grantee shall be required to execute and return such release to the Corporation within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the release maximally enforceable under applicable law) after the Corporation provides the form of release to the Grantee. If the period for the Grantee to provide such release spans two calendar years, then the payment of the Stock Units as provided in Section 5 shall in all events be made in the second of such two years.
(c)    Defined Terms. For purposes of this Agreement, the terms Cause, Good Reason, Disability and Change in Control Event have the meanings given to such terms on Exhibit A hereto.
7.    Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award.

8.    Tax Withholding. The Corporation shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Corporation or any of its Subsidiaries may reasonably be obligated to withhold with respect to the grant, vesting or other event with respect to the Stock Units. If such withholding event occurs in connection with the distribution of Common Shares in respect of the Stock Units and subject to compliance with all applicable laws, the Grantee hereby agrees that the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution at the minimum applicable withholding rates (such number of shares, the “Minimum Withholding Shares”) shall automatically be sold by or on behalf of the Grantee on the open market and the proceeds of such sale shall be promptly remitted to the Corporation to satisfy such tax withholding obligations. In the event the Grantee has (prior to the applicable Vesting Date) entered into an irrevocable arrangement (on terms reasonably acceptable to the Corporation) with a third-party broker to use the proceeds of a sale of Common Shares on the market to provide for tax withholding in connection with any payment of the Stock Units and has provided the terms of such arrangement to the Corporation (a “Broker Arrangement”), the Grantee and the Corporation agree that, at the time of such payment of the Stock Units, the Corporation will deliver to the Grantee’s designated broker a number of whole Common Shares equal to the Minimum Withholding Shares. If there is no such Broker Arrangement in place on the applicable Vesting Date, such sale of the Minimum Withholding Shares shall be conducted through a broker designated by the Corporation. The Grantee shall execute such documents as may reasonably be requested by the Corporation or the broker, as applicable, in order to implement such transactions and shall otherwise comply with the administrative rules and procedures established by the Corporation with respect to such transactions. If, however, any withholding event occurs with respect to the Stock Units other than in connection with the distribution of shares of Common Stock in respect of the Stock Units, or if the Corporation’s withholding obligations cannot be satisfied by such market sale or such withholding and reacquisition of shares as described above because such a sale, withholding or reacquisition, as the case may be, would cause the Corporation to violate applicable law, the Corporation shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee the amount of any such withholding obligations.
9.    Limitation on Benefits; Section 280G. Notwithstanding any other provision herein or in the Plan, the benefits under this Award are subject to the provisions of Exhibit B hereto.
10.    Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the Grantee’s last address reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Grantee is no longer an employee of or in service to the Corporation, shall be deemed to have been duly given by the Corporation when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.
11.    Plan. The Award and all rights of the Grantee under this Agreement are subject to the terms and conditions of the provisions of the Plan (including, for greater certainty and to the extent applicable, the Canadian Residents Addendum to the Plan), incorporated herein by this reference. In the event of any conflict between the provisions of the Plan and this Option Agreement, the provisions of the Plan shall control. The Grantee agrees to be bound by the terms of the Plan and this Agreement. The Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

12.    Entire Agreement; Amendment. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. Notwithstanding the foregoing, the Corporation may, without the consent of the Grantee, amend the tax-withholding procedures set forth in Section 8 above to provide that the Corporation’s tax withholding obligations in connection with a distribution of Common Shares in respect of the Stock Units shall be satisfied by the Corporation reducing the number of Common Shares subject to such distribution by the number of the Minimum Withholding Shares (as opposed to a market sale of such shares); provided, however, that if the Corporation adopts such an amendment of the procedures set forth in Section 8, such procedures shall not be further amended within the one-year period thereafter.
13.    Limitation on Grantee’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Grantee shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Shares as a general unsecured creditor with respect to Stock Units, as and when payable hereunder.
14.    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
15.    Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
16.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to conflict of law principles thereunder.
17.    Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. The Award is intended as a “short-term deferral” under Section 409A of the Code, and this Agreement shall be construed and interpreted consistent with that intent.
18.    Language. The parties hereto have agreed that this Agreement and the Plan be drafted in English. Les parties aux présentes ont convenu que le présent document et les règles du régime soient rédigés en anglais.
19.    No Advice Regarding Grant. The Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Grantee may determine is needed or appropriate with respect to the Stock Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Agreement) or recommendation with respect to the Award. Except for the withholding rights set forth in Section 8 above, the Grantee is solely responsible for any and all tax and other liability that may arise with respect to the Award or any sale of shares issued or delivered with respect to the Award.
20.    Insider Trading Rules. The Grantee hereby acknowledges being subject to all applicable laws, rules and regulations, as well as Corporation policies, regarding insider trading.

EXHIBIT A
DEFINED TERMS
For purposes of this Agreement, the following definitions shall apply:

•
“Cause” has the meaning given to such term in any employment agreement between the Grantee and the Corporation or any of its Subsidiaries as in effect on the Award Date or, if there is no such agreement (or such agreement does not include a definition of such term), shall mean: (a) acts or omissions constituting reckless or willful misconduct on the Grantee’s part with respect to the Grantee’s obligations or otherwise relating to the business of the Corporation or any of its Subsidiaries that causes material harm to the Corporation or such Subsidiary or to the reputation of the Corporation or such Subsidiary; (b) the Grantee’s material breach of any agreement between the Grantee and the Corporation or one of its Subsidiaries, which breach the Grantee fails to cure within thirty (30) days after receiving written notice from the Board that specifies the specific conduct giving rise to the alleged breach; (c) the Grantee’s conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (d) the Grantee’s willful neglect of duties as reasonably determined by the Board, which the Grantee fails to cure within thirty (30) days after receiving written notice from the Board that specifies the specific duties that the Grantee has failed to perform.

•
“Good Reason” has the meaning given to such term in any employment agreement between the Grantee and the Corporation or any of its Subsidiaries as in effect on the Award Date or, if there is no such agreement (or such agreement does not include a definition of such term), shall mean the occurrence (without the Grantee’s consent) of any one or more of the following conditions: (a) a reduction in the Grantee’s rate of base salary or the Grantee’s target annual bonus opportunity by more than ten percent (10%) from the level in effect on the Award Date; (b) a material reduction in the Grantee’s authorities, duties or responsibilities from the level in effect on the Award Date; (c) a change in the geographic location of the Grantee’s principal office with the Corporation (or any subsidiary or affiliate thereof or successor thereto) by more than fifty (50) miles from the location as of the Award Date; or (d) any action or inaction by the Corporation (or any subsidiary or affiliate thereof or successor thereto) that constitutes a material breach of the provisions of any written agreement between the Grantee and the Corporation or one of its Subsidiaries; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless (x) the Grantee provides written notice to the Corporation of the condition claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition(s), (y) the Corporation fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof, and (z) the Grantee’s employment with the Corporation terminates within ninety (90) days following the initial existence of the condition claimed to constitute Good Reason.

•
“Disability” has the meaning given to such term (or a similar term) in any employment agreement between the Grantee and the Corporation or any of its Subsidiaries as in effect on the Award Date or, if there is no such agreement (or such agreement does not include a definition of such term), shall mean the Grantee (as determined solely by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

•	“Change in Control Event” means any of the following:

(i)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (1) the then-outstanding common shares of the Corporation (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (i), any acquisition by any entity pursuant to a transaction that complies with all of clauses (ii)(1), (2) and (3) below shall not constitute a Change in Control Event;

(ii)
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of assets of the Corporation that account for more than fifty percent (50%) of the Corporation’s revenue for the immediately preceding four (4) full fiscal quarters as reflected in the Corporation’s financial statements, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or assets of the Corporation that account for more than fifty percent (50%) of the Corporation’s revenue for the immediately preceding four (4) fiscal quarters as reflected in the Corporation’s financial statements, either directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of fifty percent (50%) existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iii)
Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (ii) above.

EXHIBIT B
SECTION 280G
1.    Limitation on Benefits. Notwithstanding anything contained in this Agreement or the Plan to the contrary, to the extent that the payments and benefits provided under the Award and benefits provided to, or for the benefit of, the Grantee under any other Corporation plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Grantee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Grantee received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless the Grantee shall have given prior written notice specifying a different order to the Corporation to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Corporation shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Grantee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Grantee’s rights and entitlements to any benefits or compensation..
2.    Determination. A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Corporation’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Corporation (the “Firm”) at the Corporation’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Corporation and the Grantee within ten (10) business days of the date of termination of the Grantee’s employment, if applicable, or such other time as reasonably requested by the Corporation or the Grantee (provided the Grantee reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Firm determines that no Excise Tax is payable by the Grantee with respect to any Benefits, it shall furnish the Grantee with an opinion reasonably acceptable to the Grantee that no Excise Tax will be imposed with respect to any such Benefits. Unless the Grantee provides written notice to the Corporation within ten (10) business days of the delivery of the Determination to the Grantee that he disputes such Determination, the Determination shall be binding, final and conclusive upon the Corporation and the Grantee.